Exhibit (a)(5)(C)

Nomad Foods Announces Preliminary Results of Tender Offer

FELTHAM, England—September 10, 2020—Nomad Foods Limited (NYSE: NOMD), announced today the preliminary results of its “modified Dutch auction” tender offer for up to $500 million of its ordinary shares which expired at 5:00 pm, New York City time, on September 9, 2020.

Based on the preliminary count by the depositary for the tender offer, a total of 18,938,159 ordinary shares were validly tendered and not validly withdrawn at or below the price of $25.50 per share, including 7,921,070 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, the Company expects to repurchase a total of 18,938,159 ordinary shares through the tender offer at a price of $25.50 per share, for a total cost of $482,923,055, excluding fees and expenses. The total of 18,938,159 shares that the Company expects to accept for repurchase represents approximately 9.6% of the Company’s total outstanding ordinary shares as of September 8, 2020.

The number of shares expected to be purchased in the tender offer and the purchase price per share are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the required two business day period. The final number of shares to be purchased in the tender offer and the final purchase price per share will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly following the completion of the confirmation process. The Company expects to fund the purchase of shares in the tender offer, together with all related fees and expenses, with cash and cash equivalents.

The dealer manager for the tender offer is Credit Suisse Securities (USA) LLC. Georgeson LLC is serving as information agent for the tender offer and Computershare is serving as the depositary for the tender offer.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements which are based on the Company’s expectations, intentions and projections regarding its future performance, anticipated events or trends and other matters that are not historical facts, including expectations regarding the Company’s proposed purchase of shares in the tender offer, the source of funding for those purchases, the amount of shares to be purchased (including the amount of shares tendered through notice of guaranteed delivery) and the purchase price per share. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including: (i) the price per share at which the Company ultimately purchases shares in the tender offer and the number of shares purchased, each of which may differ from the preliminary results indicated in this release, including to the extent that shares tendered through notice of guaranteed delivery are not delivered within the required two business day period; (ii) the delivery within the required two business day period of shares tendered through notice of guaranteed delivery; (iii) the Company’s ability to achieve the benefits contemplated by the tender offer; (iv) any adverse impact that the tender offer may have on the Company and the trading market for the Company’s ordinary shares; (v) the impact of the COVID-19 pandemic on the Company’s business, suppliers, co-manufacturers, distributors, transportation or logistics providers, customers, consumers and employees; (vi) tapering or reduction of consumer demand for frozen foods as pandemic-related restrictions are lifted or conditions improve; (vii) the Company’s ability to meet elevated demand; (viii) the success of the Company’s strategic investments and capital allocation strategy (ix) disruptions or inefficiencies in the Company’s operations, supply chain or distribution channels, including as a result of the COVID-19 pandemic, and the Company’s ability to maintain the health and safety of its workforce; (x) the duration, spread and intensity of the pandemic and related government restrictions and other government responses; (xi) the Company’s ability to successfully identify suitable acquisition targets and adequately evaluate the potential performance of such acquisition targets; (xii) the Company’s ability to successfully implement its strategies (including its M&A strategy) and strategic initiatives and to recognize the anticipated benefits of such strategic initiatives; (xiii) the Company’s ability to accurately predict the performance of its Green Cuisine brand and its impact on the Company’s growth; (xiv) the Company’s ability to effectively compete in its markets, including the ability of Green Cuisine to effectively compete in Continental Europe; (xv) changes in consumer preferences, such as meat substitutes, and the Company’s failure to anticipate and respond to such changes or to successfully develop and renovate products; (xvi) the effects of reputational damage from unsafe or poor quality food products; (xvii) the risk that securities markets will react negatively to actions by the Company; (xviii) the adequacy of the Company’s cash resources to achieve its anticipated growth agenda; (xix) increases in operating costs, including labor costs, and the Company’s ability to manage its cost structure; (xx) fluctuations in the availability of food ingredients and packaging materials that the Company uses in its products; (xxi) the Company’s ability to effectively mitigate factors that negatively impact its supply of raw materials; (xxii) the Company’s ability to protect its brand names and trademarks; (xxiii) uncertainty about the terms of any trade agreement between the UK and the EU associated with Brexit, as well as the potential adverse impact of Brexit on currency exchange rates, global economic conditions and cross-border agreements that affect the Company’s business; (xxiv) loss of the Company’s financial arrangements with respect to receivables factoring; (xxv) the loss of any of the Company’s major customers or a decrease in demand for its products; (xxvi) economic conditions that may affect the Company’s future performance including exchange rate fluctuations; (xxvii) the Company’s ability to successfully interpret and respond to key industry trends and to realize the expected benefits of its responsive actions; (xxviii) the Company’s failure to comply with, and liabilities related to, environmental, health and safety laws and regulations; (xxix) changes in applicable laws or regulations; and (xxx) the other risks and uncertainties disclosed in the Company’s public filings and any other public disclosures by the Company. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of such statements and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Nomad Foods Contacts

Investor Relations Contacts

Taposh Bari, CFA

Nomad Foods Limited

+1-718-290-7950

John Mills

ICR, Partner

+1-646-277-1254

Media Contact

Felipe Ucros

Gladstone Place Partners

+1-212-230-5930

About Nomad Foods

Nomad Foods (NYSE: NOMD) is a leading frozen foods company building a global portfolio of best-in-class food companies and brands within the frozen category and across the broader food sector. The company’s portfolio of iconic brands, which includes Birds Eye, Findus, Iglo, Aunt Bessie’s and Goodfella’s, have been a part of consumers’ meals for generations, standing for great tasting food that is convenient, high quality and nutritious. Nomad Foods is headquartered in the United Kingdom. Additional information may be found at www.nomadfoods.com